Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2017 FINANCIAL RESULTS

TOANO, Va., February 27, 2018 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter Results

Net sales in the fourth quarter of 2017 were $260 million, an increase of 6.1% from the fourth quarter of 2016. This includes a comparable store net sales increase of 4.5%, which reflected a 3.4% increase in average sale and a 1.1% increase in customers invoiced. Non-comparable store net sales increased $4.1 million over the comparable prior-year period. The Company opened six new stores during the fourth quarter of 2017.

Gross margin was 35.4% in the fourth quarter of 2017, compared with 32.9% in the prior-year period. This increase was driven by a shift in mix toward vinyl and engineered products, lower transportation costs, as well as improved margins within engineered, vinyl, laminate, and tile categories due to sourcing and pricing initiatives.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2017 were $92 million compared to $90 million in the prior-year quarter. The increase was attributable to incremental legal and professional fees and the absence of a credit related to the stock-based element of the Company’s 2016 settlement of the securities class action lawsuit, partially offset by decreases in payroll and advertising. Certain items affecting the change in SG&A expenses are also highlighted in the attached supporting schedule. When excluding those items, Adjusted SG&A as a percentage of sales (a non-GAAP measure) decreased to 33.3% from 36.4% during the prior-year period.

Operating profit in the fourth quarter of 2017 was $0.6 million compared to an operating loss of $9.2 million in the fourth quarter of 2016. The Company also recognized a $2.6 million income tax benefit primarily due to the Tax Cuts and Jobs Act which was enacted on December 22, 2017. One of the tax law changes enabled the Company to recognize certain deferred tax assets previously offset by a valuation allowance. As a result, net income for the fourth quarter of 2017 was $3.0 million, or $0.10 per diluted share, compared to a net loss of $5.5 million, or $(0.20) per diluted share, during the prior-year period.

At December 31, 2017, the Company had $145.9 million in liquidity, comprised of $19.9 million of cash and $126 million of availability under its revolving credit facility. The Company had $15 million outstanding on its revolving credit facility at December 31, 2017. This compares to $101 million in liquidity at December 31, 2016, which was comprised of $10.3 million in cash and $90.7 million of availability under the revolving credit facility. The Company had $40.0 million outstanding on its revolving credit facility at December 31, 2016.

Dennis Knowles, Chief Executive Officer, commented, “We believe that 2017 was an important year for Lumber Liquidators as we established a solid foundation for our long-term success. We greatly improved the assortment in our stores with style and trend-right products and focused our marketing spend, which we believe contributed to better overall customer traffic in our stores. We rebuilt our vendor relationships and rolled out a comprehensive, nationwide installation services program. In turn, we saw continued growth in sales, comp store growth and gross margin expansion as well as improvement in operating results on an adjusted basis. While we still have work to do, I’m very proud of what we accomplished in 2017.”

Full Year Results

Net sales increased 7.1% to $1,029 million in 2017 from $961 million in 2016, which includes a comparable store net sales increase of $52 million, or 5.4% and a non-comparable store net sales increase of $16 million. The Company opened eleven new stores in 2017, closed one, and as of December 31, 2017, operated 393 stores in the United States and Canada.

Gross margin increased to 35.9% from 31.6% in 2016. SG&A expenses decreased as a percentage of net sales to 39.5% in 2017, compared to 41.4% in 2016, and when excluding items in the attached supporting schedule, Adjusted SG&A (a non-GAAP measure) decreased to 34.5% from 36.1% in 2016. Operating loss was $37.0 million in 2017 and $93.6 million in 2016. The $57 million improvement consisted of a 7.1% increase in sales that combined with an expanded gross margin to drive an additional $65 million in Gross Profit (including $14 million of favorable unusual items as shown in the table below). These items were offset by an $8 million increase in SG&A.

Net loss was $37.8 million, or $1.33 per diluted share, in 2017 compared to a net loss of $68.6 million, or $2.51 per diluted share. While both periods were adversely affected by legal and other matters, the improvement was primarily due to higher sales and margins in the current year, as shown in the schedules that follow.

Mr. Knowles concluded, “As we look ahead to 2018 and beyond, our goal is to build upon what we accomplished in 2017 and drive meaningful refinement in key areas. We launched a clear and compelling mission statement: “From inspiration to installation, our passion is to make beautiful flooring possible and easy for all.” and refocused the Company toward four core components to successfully drive this mission. These core components are operational excellence, enhancing the customer experience, expanding the business, and improving profitability. As we continue to work toward putting legacy legal matters behind us, we believe that we have the right plan in place and the right people to execute on that plan.”

2018 Outlook

The Company introduced 2018 full-year expectations as follows:

•	Total revenue growth percentage in the mid-to-upper single digits;
•	Comparable store sales growth percentage in the mid-single digits for the year, with the first quarter in the low single digits;
•	Operating profit margin excluding legacy legal and unusual items (a Non-GAAP measure) in the low- to mid-single digits;
•	Opening 20 to 25 new stores during the year; and
•	Capital spending of $15 to $20 million.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on February 27, 2018, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through March 6, 2018 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13675926. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 390 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate, resilient vinyl and wood-look tile. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This press release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, the impact on us of any of the following:

•	government investigations and related legal proceedings;
•	other current and former legal proceedings;
•	the Lacey Compliance Plan and other compliance matters;
•	new laws and regulations;
•	impact of the Tax Cuts and Jobs Act (H.R. 1) (the “Tax Act”);
•	the inability to open new stores;
•	managing growth;
•	increased transportation costs;
•	damage to our assets;
•	operating stores in Canada and an office in China;
•	managing third-party installers;
•	renewing leases;
•	having sufficient suppliers;
•	our compliance and our suppliers’ compliance with laws;
•	product liability claims;
•	obtaining products from abroad, including effects of antidumping and countervailing duties;
•	availability of suitable hardwood;
•	changes in economic conditions;
•	sufficient insurance coverage;
•	access to capital;
•	handling of confidential customer information;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising strategy;
•	anticipating consumer trends;
•	competition;
•	internal controls;
•	stock price volatility; and
•	anti-takeover provisions.

These risks and uncertainties are described in greater detail in our Annual Report on Form 10-K for the year ended December 31, 2017.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted SG&A; (iii) Adjusted Gross Margin as a percentage of sales; (iv) Adjusted SG&A as a percentage of sales and (v) Operating Profit Margin, excluding legacy legal and unusual items. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies. The Operating Profit excluding legacy legal and unusual items guidance cannot be reconciled to GAAP guidance without unreasonable effort because we are unable to accurately forecast the impact of legacy legal and unusual items on operating profit.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2017	2016
Assets
Current Assets:
Cash and Cash Equivalents	$19,938	$10,271
Merchandise Inventories	262,280	301,892
Prepaid Expenses	9,108	5,367
Refundable Income Taxes	1,298	31,429
Other Current Assets	5,372	5,346
Total Current Assets	297,996	354,305
Property and Equipment, net	100,491	115,004
Goodwill	9,693	9,693
Other Assets	2,615	3,542
Total Assets	$410,795	$482,544

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$67,676	$120,647
Customer Deposits and Store Credits	38,546	32,639
Accrued Compensation	12,101	9,193
Sales and Income Tax Liabilities	4,273	4,249
Accrual for Multidistrict Litigation and Related Other Matters	36,960	—
Other Current Liabilities	18,605	19,984
Total Current Liabilities	178,161	186,712
Other Long-Term Liabilities	19,235	21,142
Deferred Tax Liability	552	3,798
Revolving Credit Facility	15,000	40,000
Total Liabilities	212,948	251,652

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 31,397 and 31,102 shares issued and 28,490 and 28,249 shares outstanding at December 31, 2017 and 2016, respectively)	31	31
Treasury Stock, at cost (2,907 and 2,853 shares, respectively)	(140,875)	(139,420)
Additional Capital	208,629	202,700
Retained Earnings	131,214	169,037
Accumulated Other Comprehensive Loss	(1,152)	(1,456)
Total Stockholders’ Equity	197,847	230,892
Total Liabilities and Stockholders’ Equity	$410,795	$482,544

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Sales	$259,859	$244,901	$1,028,933	$960,588
Cost of Sales	167,739	164,414	659,872	656,719
Gross Profit	92,120	80,487	369,061	303,869
Selling, General and Administrative Expenses	91,515	89,707	406,027	397,504
Operating Loss	605	(9,220)	(36,966)	(93,635)
Other Expense	186	188	1,591	638
Loss Before Income Taxes	419	(9,408)	(38,557)	(94,273)
Income Tax Benefit	(2,570)	(3,915)	(734)	(25,710)
Net Loss	$2,989	$(5,493)	$(37,823)	$(68,563)
Net Loss per Common Share—Basic	$0.10	$(0.20)	$(1.33)	$(2.51)
Net Loss per Common Share—Diluted	$0.10	$(0.20)	$(1.33)	$(2.51)
Weighted Average Common Shares Outstanding:
Basic	28,488	27,735	28,407	27,284
Diluted	28,794	27,735	28,407	27,284

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net Loss	$(37,823)	$(68,563)	$(56,433)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	17,739	17,505	17,392
Deferred Income Taxes (Benefit) Provision	(3,246)	14,205	(12,064)
Stock-Based Compensation Expense	4,735	5,568	3,941
Provision for Inventory Obsolescence Reserves	6,349	3,723	26,162
Impairment and Loss on Disposal of Fixed Assets	1,498	—	4,392
Stock-Based Portion of Provision for Securities Class Action	—	16,760	—
Deconsolidation of Variable Interest Entity	—	—	1,457
Changes in Operating Assets and Liabilities:
Merchandise Inventories	32,614	(62,054)	42,773
Accounts Payable	(52,475)	64,025	(21,450)
Customer Deposits and Store Credits	6,001	(988)	(1,075)
Prepaid Expenses and Other Current Assets	28,962	(11,411)	(18,385)
Accrual for Multidistrict Litigation and Related Other Matters	36,960	—	—
Other Assets and Liabilities	(1,922)	(6,317)	22,494
Net Cash Provided by (Used in) Operating Activities	39,392	(27,547)	9,204
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(7,411)	(8,908)	(22,478)
Proceeds from Disposal of Fixed Assets	2,273	—	—
Other Investing Activities	800	575	—
Net Cash Used in Investing Activities	(4,338)	(8,333)	(22,478)
Cash Flows from Financing Activities:
Payments on Revolving Credit Facility	(65,000)	(17,000)	(19,000)
Borrowings on Revolving Credit Facility	40,000	37,000	39,000
Proceeds from the Exercise of Stock Options	1,347	539	—
Payments for Stock Repurchases	(1,455)	(433)	(295)
Payments on Financed Insurance Obligations	(734)	—	—
Payments on Capital Lease Obligations	(351)	(469)	—
Payments for Debt Issuance Costs	—	(933)	—
Net Cash (Used in) Provided by Financing Activities	(26,193)	18,704	19,705
Effect of Exchange Rates on Cash and Cash Equivalents	806	744	(15)
Net Increase (Decrease) Increase in Cash and Cash Equivalents	9,667	(16,432)	6,416
Cash and Cash Equivalents, Beginning of Year	10,271	26,703	20,287
Cash and Cash Equivalents, End of Year	$19,938	$10,271	$26,703

Supplemental disclosure of non-cash operating and financing activities:
Financed Insurance Premiums	$1,346	$—	—

Supplemental disclosure of non-cash investing and financing activities:
Borrowing on Capital Lease Obligation to Acquire Equipment	$—	$351	$—

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(dollars in thousands)		(dollars in thousands)
Gross Profit, as reported (GAAP)	$92,120	$80,487	$369,061	$303,869
Gross Margin as a % of sales (GAAP)	35.4%	32.9%	35.9%	31.6%

Antidumping Charges [1]	-	-	(2,797)	5,450
Indoor Air Quality Testing Program [2]	-	-	(993)	6,187
Sub-Total Items above	-	-	(3,790)	11,637
Adjusted Gross Profit (a non-GAAP measure)	$92,120	$80,487	$365,271	$315,506
Adjusted Gross Margin as a % of sales (a non-GAAP measure)	35.4%	32.9%	35.5%	32.8%

1 We recognized adjustments to countervailing and antidumping of a favorable $2.8 million and an unfavorable $5.5 million associated with applicable shipments of engineered hardwood from China related to a prior period for the years ended December 31, 2017 and 2016, respectively.

2 Prior to June 30, 2016, $3.1 million of costs related to our indoor air quality testing program agreed to with the CPSC were expensed as incurred. During the second quarter of 2016, we recorded an accrual of $3 million, which represented our best estimate of costs to be incurred in the future periods related to this program and is included in the total for 2016. In the second quarter 2017, we reduced the reserve for estimated costs to be incurred related to the testing program by approximately $1 million.  This reserve is recorded in other current liabilities in the consolidated balance sheet.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(dollars in thousands)		(dollars in thousands)
SG&A, as reported (GAAP)	$91,515	$89,707	$406,027	$397,504
SG&A as a % of sales (GAAP)	35.2%	36.6%	39.5%	41.4%

Accrual for Multidistrict Litigation and Related Other Matters[1]	960	-	36,960	-
Legal and Professional Fees [2]	2,440	3,385	11,314	28,414
Securities Class Action [3]	-	(2,910)	-	19,260
All Other [4]	1,687	-	3,146	2,800
Sub-Total Items above	5,087	475	51,420	50,474
Adjusted SG&A (a non-GAAP measure)	$86,428	$89,232	$354,607	$347,030
Adjusted SG&A as a % of sales (a non-GAAP measure)	33.3%	36.4%	34.5%	36.1%

___________________
[1] This amount represents the charge to earnings related to the Memorandum of Understanding in connection with the Multidistrict Litigation and Related Other Matters, which is described more fully in the Legal Proceedings section in Item 3 of our Annual Report on Form 10-K.
[2] Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
[3] This amount represents the net charge to earnings related to the stock-based element of our settlement in the securities class action lawsuit in addition to $2.5 million related to our derivatives class action lawsuit.
[4] All Other in 2017 represents costs to dispose of certain Chinese laminate products whose sales were discontinued in 2015, and an impairment of certain assets related to a vertical integration initiative we have discontinued. All Other in 2016 relates primarily to a retention initiative and the net impact of the CARB and Prop 65 settlements.